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                                                                   EXHIBIT 10.99





                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT ("AGREEMENT") is made and entered into as of June 16, 2004, by and between RailAmerica, Inc., a Delaware corporation (the "COMPANY"), and Mr. Michael J. Howe (the "EXECUTIVE").

                              W I T N E S S E T H:

                  WHEREAS, the Executive is employed as Executive Vice President & Chief Financial Officer of the Company;

                  WHEREAS, the Company wishes to enter into this Agreement with the Executive to be assured of his services on the terms and conditions hereinafter set forth;

                  WHEREAS, the Executive wishes to enter into this Agreement with the Company and to perform and to serve the Company on the terms and conditions hereinafter set forth; and

                  WHEREAS, the Compensation Committee (the "COMMITTEE") of the Board of Directors of the Company (the "BOARD") has approved the terms of this Agreement as of the date set forth above;

                  NOW THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, the Company and the Executive hereby agree as follows:

        1. EMPLOYMENT.

                  (a) The Company hereby employs the Executive to serve as a full time employee of the Company, and the Executive hereby accepts such employment with the Company, for the period set forth in SECTION 2 hereof. The Executive shall be employed as Executive Vice President & Chief Financial Officer of the Company and shall faithfully and competently perform such duties in such manner as the Company may from time to time reasonably direct. The Executive shall report to the Chief Executive Officer and shall have overall senior executive responsibility for the Company's Finance Department, and such other tasks and duties as may be assigned to him from time to time.

                  (b) Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other incapacity, the Executive shall devote his full time and efforts throughout the Employment Term to the services required of him hereunder. The Executive shall render his services exclusively to the Company during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. The Executive shall observe


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and comply with the Company's rules and regulations regarding the performance of his duties and shall carry out and perform all orders, directions, and policies given to him. The Executive shall at all times carry out the duties assigned to him in a loyal, trustworthy and businesslike manner.

                  (c) The Executive's principal place of employment shall be at the Company's headquarters in Boca Raton, Florida or at such other location as shall be mutually acceptable to the Executive and the Company.

                  (d) The Executive shall be covered by Directors' and Officers' liability insurance, provided that the terms and amounts of such insurance are approved by the Board. Additionally, the Executive shall be indemnified by the Company to the fullest extent permitted by law.

                  (e) This Agreement shall not replace or modify the Change of Control Agreement currently in place between the Company and the Executive.

                  (f) The Executive is authorized to continue his participation on the board of Transportation Technology Center, Inc., a wholly owned subsidiary of the American Association of Railroads, and any other board authorized by the Board.

        2. TERM.

                  Unless earlier terminated or extended as provided in this Agreement, the term of the Executive's employment under this Agreement shall be for a period beginning on the date hereof (the "COMMENCEMENT DATE") and ending on the first anniversary of the Commencement Date (such period being hereinafter called the "INITIAL TERM"). At the end of the Initial Term, the term of employment automatically shall renew for successive one (1) year terms (subject to earlier termination as provided herein), unless the Company or the Executive delivers written notice to the other at least three (3) months prior to the expiration date of its or his election not to renew the term of employment. References herein to the "EMPLOYMENT TERM" shall refer both to the Initial Term and each successive one-year term for which this Agreement is extended.

        3. SALARY, BONUSES AND BENEFITS.

                  (a) SALARY. In consideration of the services of the Executive rendered to the Company hereunder, the Company shall pay the Executive a base salary (the "BASE SALARY") at an annual rate of Two hundred and seventy-five thousand dollars ($275,000) during the Employment Term, payable in regular intervals in accordance with the Company's current payroll practices, as the same may be changed from time to time.

                  (b) DISCRETIONARY BONUSES. In addition to the Base Salary, the Company may pay to Executive such bonuses and other incentive compensation, if any, as the Committee or the Board annually, in their sole discretion, deem appropriate. This includes but is not limited to participation in the Annual Incentive Plan with a target payment of 50% of salary subject to the attainment of defined goals, participation in the Long Term Incentive Compensation Plan as defined, and participation in the Deferred Compensation Plan, provided that the Committee or the Board may alter, amend or terminate any of such plans or Executive's level of participation, as the case may be, at any time, which may result in a diminution in benefits or no benefits to the Executive.



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                  (c) WITHHOLDINGS AND DEDUCTIONS. The payment of any salary, bonus or other compensation hereunder shall be subject to income tax, social security and other applicable withholdings, as well as such deductions as may be required under the Company's employee benefit plans.

                  (d) BENEFITS. During the Employment Term, the Executive shall be:

                           (i) eligible to participate in all employee fringe
                  benefits and any pension and/or profit sharing plans, including 401k plan employer contributions, that may be provided by the Company for its management employees generally in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof, subject to any amendments or changes as shall be determined at any time by the Committee or the Board;

                           (ii) eligible to participate in any medical and
                  health plans or other employee welfare benefit plans that may be provided by the Company for its management employees generally in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof; and supplemental coverage for any co-payments and deductibles, provided that the annual premiums, fees and other costs paid by the Company do not exceed $10,000 annually for the Executive and his family, and provided further that this supplemental coverage benefit shall terminate on December 31, 2004;

                           (iii) entitled to four (4) weeks of annual paid
                  vacation;

                           (iv) entitled to sick leave, sick pay and disability
                  benefits in accordance with any Company policy or plan that may be applicable to employees on and after the date hereof; and additional Long-Term Disability Insurance for the Executive, provided that the annual premiums, fees and other costs paid by the Company do not exceed $10,000;

                           (v) entitled to additional Term Life Insurance for
                  the Executive in the amount of $1,000,000 above and beyond the life insurance provided by the Company in accordance with the Company's policies that may be applicable to employees on and after the date hereof, provided that the annual premiums, fees and other costs paid by the Company do not exceed $10,000 for such insurance; and

                           (vi) entitled to reimbursement for all reasonable and
                  necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's policies that may be applicable to employees on and after the date hereof.

                  (e) Participation in stock option and restricted stock programs as approved by the Board from time to time, subject to any alterations, amendments or termination by the Board of any such programs at any time.


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        4. TERMINATION.

                  (a) The Executive's employment hereunder shall be terminated upon the occurrence of any of the following:

                           (i) the death of the Executive;

                           (ii) termination by the Company because of the
                  Executive's inability to perform his duties because of a Disability (as hereinafter defined);

                           (iii) termination by the Executive at any time for
                  any reason whatsoever (including, without limitation, resignation or retirement) other than for Good Reason (as hereinafter defined);

                           (iv) termination by the Company at any time for Cause
                  (as hereinafter defined), such termination to take effect immediately upon written notice from the Company to the Executive; and

                           (v) termination (A) by the Company without Cause, or
                  (B) by the Executive for Good Reason.

                  (b) The following terms shall have the following meanings:

                           (i) "CAUSE" shall mean the Executive's: (A)
                  indictment, arrest or charge with any felony, (B) commission of any act of dishonesty or moral turpitude, (C) failure to obey the reasonable and lawful orders of the Board or any senior executive officer of the Company or (D) negligence in the performance of, or disregard of, his obligations hereunder.

                           (ii) "DISABILITY" shall mean a physical or mental
                  incapacity that prevents the Executive from performing the essential functions of his position with the Company for a period of ninety (90) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months as determined in accordance with any long-term disability plan provided by the Company of which the Executive is a participant or by the Board in its sole discretion.

                           (iii) "GOOD REASON" shall mean: (A) a material
                  diminution of the Executive's responsibilities or authority hereunder, or (B) a material (i.e., greater than ten (10) percent) decrease in the Executive's Base Salary and benefits, taken as a whole, other than a decrease applicable to all other members of senior management.

                  (c) In the event that the Executive's employment is terminated during the Employment Term pursuant to clause (v) of paragraph (a) above, the Company shall pay to the Executive, as damages, the amount of Base Salary and discretionary bonus and incentive plan compensation, if any, which the Executive would have otherwise been entitled to receive pursuant to Section 3(a) hereof had the Executive's employment not been so terminated from the date of termination until twelve (12) months after the date of such termination (such amount being herein referred to as the "TERMINATION PAYMENTS" and such period being herein referred to as the "TERMINATION PERIOD"); PROVIDED, HOWEVER, that


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no Termination Payments shall be made unless and until the Executive executes a general release in a form reasonably satisfactory to the Company.

                  (d) While receiving salary continuation, Executive will be placed on a leave of absence status and entitled to all benefits for which Executive is eligible to participate. Stock options will continue to vest during the salary continuation period. Vested options will expire in accordance with their respective grant letters.

                  (e) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and as provided in this
SECTION 4(C), the Company (and its Affiliates) shall not be obligated to make any payments to the Executive or on his behalf of any kind or nature by reason of the Executive's cessation of employment (including, without limitation, by reason of termination of the Executive's employment by the Company for Cause), other than (i) any Base Salary payable through the date of termination, and (ii) any previously awarded bonus that remains unpaid as of the date of said termination.

                  (f) No interest shall accrue on or be paid with respect to any portion of any payments hereunder, except as required by law.

                  (g) Notwithstanding anything to the contrary in this Agreement, an amount may not be paid under this Agreement to the extent that it, when considered along with other amounts paid or provided by the Company to Executive, would not be deductible by the Company because it would (a) exceed an amount constituting reasonable compensation, (b) constitute an excess parachute payment under Section 280G of the Internal Revenue Code, or (c) exceed the limitations of Section 162(m) of the Internal Revenue Code, or if for any other reason it would not be allowable as a deduction by the Company under the Internal Revenue Code.

        5. DUTY OF LOYALTY.

                  (a) GENERAL. The Executive's employment hereunder creates a relationship of confidence and trust between the Executive and the Company. The purpose of the restrictions contained in this SECTION 5 is to protect the goodwill and other legitimate business interests of the Company, and the Company would not have entered into this Agreement in the absence of such restrictions.

                  (b) CONFIDENTIAL INFORMATION. The Executive hereby covenants, agrees and acknowledges as follows:

                           (i) The Executive will have access to and will
                  possess Confidential Information that has been created, discovered or developed by, or otherwise is maintained by the Company and its Affiliates or in which property rights have been or may be assigned or otherwise conveyed to the Company and/or any Affiliate, which information has commercial value in the business in which the Company and/or any Affiliate is engaged and is treated by the Company and its Affiliates as confidential.

                           (ii) The Executive will keep confidential all
                  Confidential Information and will not without the prior written consent of the Board (A) use for his benefit or disclose, except to the extent required by the performance by


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                  him of his duties as an employee of the Company, any
                  Confidential Information, or (B) take any Confidential Information with him upon leaving the employ of the Company.

                           (iii) The Executive agrees that upon termination of
                  his employment by the Company for any reason, or at such earlier time as the Company may request, the Executive shall forthwith return to the Company all documents and other property in his possession belonging to the Company or any of its Affiliates.

                  (c) NON-INTERFERENCE WITH BUSINESS RELATIONSHIPS. During the Restricted Period, the Executive will not directly or indirectly, as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise:

                           (i) make any statements or perform any acts intended
                  or likely to interfere with any interest of the Company or any of its Affiliates in its relationship and dealings with existing or potential customers or clients;

                           (ii) make any statements or do any acts intended to
                  cause or having the effect of causing any customers or clients of the Company or any of its Affiliates to make use of the services of any business in which the Executive has or expects to acquire any interest, if such statements or acts would result or would likely result in such customers or clients ceasing to do business with the Company or any Affiliates; or

                           (iii) engage in competition with, or be connected
                  with any business or organization which operates railroad track within one-hundred fifty (150) miles of, any track operated by the Company or any of its Affiliates (A) as of the Commencement Date or (B) during the Restricted Period; PROVIDED, HOWEVER, that the provisions of this SECTION 5(C) shall not be deemed to prohibit the Executive's ownership of not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held company.

                  (d) NON-SOLICITATION. During the Restricted Period, the Executive will not directly or indirectly, as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise:

                           (i) employ or solicit for employment, or advise or
                  recommend to any other person or entity that they employ or solicit for employment, any employee of the Company or any of its Affiliates; or

                           (ii) solicit or encourage any employee of the Company
                  or any of its Affiliates to leave the employ of the Company or the Affiliate or to do any act that is disloyal to, or inconsistent with the interests of, the Company or any of its Affiliates.

                  (e) DEFINITIONS. For the purposes of this SECTION 6, the following terms shall have the following meanings:

                           (i) "AFFILIATE" or "AFFILIATES" shall mean the
                  Company and any person, corporation or other entity directly or indirectly under the common control of the Company.


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                           (ii) "CONFIDENTIAL INFORMATION" shall mean all
                  nonpublic and/or proprietary information respecting the business of the Company or any Affiliate, regardless of whether such information has been reduced to documentary form. Confidential Information also includes information concerning the Company's or any Affiliate's clients, customers and suppliers, including their identity, address and other information kept by the Company or any Affiliate.

                           (iii) "RESTRICTED PERIOD" shall mean the twelve (12)
                  month period after the Executive's employment with the Company ceases, regardless of the reason for the cessation.

                           (v) "COMPETE" shall mean when a person or entity
                  (including, without limitation, the Executive) conducts, operates, carries out or engages in the short-line railroad business.

                  (f) The Executive represents that his experience, capabilities and circumstances are such that the provisions of this SECTION 5 will not prevent him from earning a livelihood and further agrees that the limitations set forth in this SECTION 5 are reasonable in duration, geographic area and scope and are properly required for the adequate protection of the Company and its Affiliates.

                  (g) The Executive acknowledges and agrees that any remedy at law for any breach or threatened breach of the provisions of this SECTION 5 would be inadequate and, therefore, agrees that the Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any breach or threatened breach by the Executive.

        6. NON-ASSIGNABILITY.

                  (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Company's prior written consent; PROVIDED, HOWEVER, that nothing in this SECTION 6(A) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

                  (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         7. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person, sent by first class certified or registered mail, postage prepaid or sent by overnight courier, if to the Company, at the Company's principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

         8. SEVERABILITY. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement is invalid, illegal or incapable of being enforced in whole or in part


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by reason of any rule of law or public policy, that part shall be deemed to be reformed to delete the offending language or completely severed from the remainder of this Agreement for the purpose only of the particular proceedings in question, and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect.

         9. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

         10. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Company document, then the provisions of this Agreement will control.

         11. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflicts of law principles thereof.

         12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         13. INDEMNIFICATION.

                  a. Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorneys' fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

                  b. The Company shall pay any expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceedings described in this Section 13 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay


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the amount of such expenses to the Executive, but in no event later than ten
(10) days following the Executive's delivery to the Company of a written request for an advance pursuant to this Section 13, together with a reasonable accounting of such expenses.

                  c. The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 13 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

                  d. The Company shall make the advances contemplated by this
Section 13 regardless of the Executive's financial ability to make repayment, and regardless whether indemnification of the indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this
Section 13 shall be unsecured and interest free.

                  e. The provisions of this Section 13 shall survive the termination of the Employment Term or expiration of the term of this Agreement.

         14. ACKNOWLEDGEMENT. The Executive represents and acknowledges the following:

                  (a) He has carefully read this Agreement in its entirety;

                  (b) He understands the terms and conditions contained herein;

                  (c) He has had the opportunity to review this Agreement with legal counsel of his own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

                  (d) He is entering into this Agreement knowingly and voluntarily.

                  IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.



                                RAILAMERICA, INC.


                                By: /s/ FERD C. MEYER, JR.
                                   -----------------------------------
                                     Name:  Ferd. C. Meyer, Jr.
                                     Title: Chairman, Compensation
                                            Committee of the Board

                                EXECUTIVE

                                /s/ MICHAEL J. HOWE
                                --------------------------------------
                                Name:  Michael J. Howe



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